Sonic Jet Performance, Inc.
                               15662 Commerce Lane
                           Huntington Beach, CA. 92649
                                 (714) 895-0944



Sheik Mohammed Al Rashid
P.O. Box 5490
Jeddah 21422
Kingdom of Saudi Arabia

Dear. Mr. Rashid:

         This letter memorializes the agreement between Sonic Jet Performance, Inc. ("SJP" or the "Company") with respect to a Letter Agreement entered into between SJP and you on June 15, 2001 (the "Letter Agreement") that settled matters related to certain loan and other transactions you entered into with SJP in November 1999 (the "Loan Transaction").

         You and the entities you control currently collectively hold 3,297,097 shares of the Company's common stock (the "Current Holding"), or approximately 18% of the issued and outstanding shares. SJP has agreed that if at the time SJP has received an aggregate of $500,000 in capital infusions, the Current Holding (as adjusted for any stock splits, combinations, etc) constitutes less than 13% of the Company's then issued and outstanding shares of common stock, SLP shall issue you and the entities you control a number of shares of common stock which together, when added to the Current Holding (as adjusted for any stock splits, combinations, etc) equals 13% of the Company's common stock outstanding as of the closing of the last capital infusion. In the event any such issuance is required, the Company shall issue shares to you and the entities you control on a pro rata basis, based on the percentage of your collective holdings of the Company's common stock each of you and the entities you currently hold. The term ` capital infusion' includes the receipt by the Company of any money in exchange for common stock, preferred stock, warrants and any securities convertible into the foregoing.

         In addition, you and the entities you control agree to immediately release any UCC-1 or other liens or filings you or such entities have with respect to the Company's assets, immediately upon the receipt by the Company of the $500,000 in equity infusions.

         In exchange for the foregoing, You and the entities you control have agreed to release SJP from all claims related to the Letter Agreement, the Loan Transaction and any other dealings between SJP, you and the entities you control, which release is set forth below.

         Each of you and the entities you control, for itself and its successors and assigns, hereby releases, acquits and forever discharges SJP and its officers, directors, managers, employees, representatives, subsidiaries, affiliates, related entities, successors, and assigns, of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, accountings, or other liabilities, of whatever nature, known or unknown, which you or the entities you control may have against such persons or entities based on any actions or events which occurred prior to the date of this letter, including, but not limited to, those related to, or arising from, the Letter Agreement, the Loan Transaction or any other agreements or transactions entered into between the parties.

         Each of you and the entities you control understands and agrees that all rights under Section 1542 of the Civil Code of the State of California are expressly waived by each of you and the entities you control and that each of you and the entities you control does so understanding and acknowledging the significance and consequences of such specific waiver. Such Section reads as follows:

                  "A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

         Each of you and the entities you control agrees to keep the terms and existence of this letter agreement confidential. The Company, however, will have the right to disclose the existence and terms of this agreement as required by applicable securities or other laws.

         Please acknowledge your agreement to these terms by countersigning the letter below and returning it to me via facsimile at (714) 901-8365.




Sincerely,



Sd/_______________________
Madhava Rao Mankal
Chief Financial Officer


Agreed to by:


Sd/_________________________
Sheik Mohammed Al Rashid